TAX ALLOCATION AGREEMENT



         This agreement (the "Agreement") dated as of October ----, 1997, is being entered into in connection with a Separation Agreement (the "Separation Agreement") dated as of October ----, 1997 by and between Epitope, Inc., an Oregon corporation ("Epitope"), and Agritope, Inc., an Oregon corporation ("Agritope").



                                    RECITALS

         A. Agritope is currently a wholly owned subsidiary of Epitope, and, as such, Epitope and Agritope have joined in filing consolidated federal Tax Returns (as defined below) and certain consolidated, combined or unitary state, local, or foreign Tax Returns;

         B. Pursuant to the Separation Agreement, Epitope will, among other things, distribute to holders of its common stock all the issued and outstanding common stock of Agritope, together with associated preferred stock purchase rights (the "Distribution");

         C. Following the Distribution, Epitope and Agritope will be operated as independent public companies, and Agritope will no longer be a wholly owned subsidiary of Epitope; and

         D. Epitope and Agritope want to provide for the allocation between the Epitope Group and the Agritope Group (both defined below) of all responsibilities, liabilities, and benefits relating to or affecting Taxes (defined below) paid or payable by either of them for all taxable periods, whether beginning before or after the Distribution Date (defined below) and to provide for certain other matters.

         ACCORDINGLY, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, Epitope and Agritope agree as follows:

1.       ADDITIONAL DEFINITIONS; CERTAIN TAX PERIODS.

1.1 ADDITIONAL TAX DEFINITIONS. As used in this Agreement, capitalized terms defined immediately after their use will have the respective meanings so provided, and the following additional terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):


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


                  "Agritope Group" means Agritope and all of its present and future subsidiaries.

                  "Agritope Taxes" means, subject to Section 1.3, (i) all Taxes imposed on, assessed against, collected with respect to, or measured by the net or gross income, profits, receipts, assets, equity, or other basis related to the Agritope Group or its respective assets or operations that arise in or are attributable to any and all Pre-Closing Periods and Post-Closing Periods and
(ii) all Reserved Taxes.

                  "Agritope Tax Returns" means all Tax Returns filed or required to be filed by or with respect to any member of the Agritope Group or its assets or operations (including any consolidated, combined, or unitary Tax Returns).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Distribution   Date"   means   the  date  on  which   Epitope
distributes the stock of Agritope in accordance with the Separation Agreement.

                  "Epitope" means only Epitope, Inc., as a separate legal entity, excluding all other affiliated corporations.

                  "Epitope Group" means Epitope and all of its present and future subsidiaries (excluding members of the Agritope Group).

                  "Epitope Taxes" means, subject to Section 1.3, all Taxes imposed on, assessed against, collected with respect to, or measured by the net or gross income, profits, receipts, assets, equity, or other basis related to the Epitope Group or its respective assets or operations that arise in or are attributable to any and all Pre-Closing Periods, excluding any Reserved Tax and excluding any Agritope Taxes.

                  "Pre-Closing Periods" means all taxable periods (i) ending on or before the Distribution Date and (ii) the portion, to and including the Distribution Date, of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

                  "Post-Closing Periods" means all taxable periods (i) beginning after the Distribution Date and (ii) the portion after the Distribution Date of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

                  "Reserved Tax" means a Tax liability separately accrued or deferred on the balance sheet of any member of the Agritope Group as of the Distribution Date. Taxes will be accrued on such balance sheet in a manner consistent with past practices.


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

                  "Tax" means any and all liability for any taxes imposed on the income or assets of a corporation, including without limitation, any liability under the Code and all federal, state, local, and foreign income, alternative minimum, franchise, profits, gross receipts, and unitary taxes or similar taxes or other fees or assessments imposed with respect to such items irrespective of the basis on which such taxes are measured and any interest, penalties, or additions in respect of such tax.

                  "Tax Return" means any return, report, information return, or other documents (including any related supporting schedules, statements or information) filed or required to be filed with any tax authority or governmental entity in connection with the determination, assessment, or collection of any Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any such Taxes.

         1.2 TAX PERIODS INCLUDING PRE-CLOSING PERIOD AND POST-CLOSING PERIOD ACTIVITY. For purposes of determining Agritope Taxes, for Tax periods that begin on or before the Distribution Date and end after the Distribution Date, such Taxes will be determined on the basis of an interim "closing of the books" computation as of the end of the Distribution Date, and any net operating losses (or other tax attributes) will be subject to Section 1.3. With respect to the Epitope federal consolidated income tax return for the taxable year including the Distribution Date, appropriate allocation and cutoff of income or loss will be made as required in the federal consolidated income tax return regulations. Any subsequent adjustments occurring with respect to such period, including the Distribution Date, will be appropriately allocated to the Pre-Closing Period and the Post-Closing Period based on a simulated Tax Return for each period.

         1.3 PRE-CLOSING PERIOD NET OPERATING LOSSES.

                  (a) In accordance with Treasury Regulations Section 1.1502-11(b), net operating losses of the Agritope Group will not be used to offset gain or income recognized by Epitope in connection with the Distribution.

                  (b) Subject to the limitations of Section 1.3(a), any net operating losses (or other tax attributes) of a member of the Agritope Group or Epitope Group that arise in a Pre-Closing Period will be available to offset taxable income of members of the other group for such Pre-Closing Period under applicable federal or state law. The provisions of this Section 1.3(b) will apply to any net operating losses (or other tax attributes) existing on the Distribution Date and such net operating losses (or tax attributes) that may arise subsequently on audit or examination of any Pre-Closing Period. No member of a group will be liable to a member of the other group under Section 2 for using net operating losses (or other tax attributes) generated by members of such other group.



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


2.       INDEMNIFICATION AND PAYMENT

         2.1 PAYMENT OF AND INDEMNIFICATION FOR TAXES.

                  (a) Epitope will pay when due, without setoff, and be responsible for all Epitope Taxes assessed against it by any jurisdiction, including any Taxes incurred by the Epitope Group in connection with the Distribution. Epitope will indemnify and hold harmless the Agritope Group against any and all such Taxes.

                  (b) Agritope will pay when due, without setoff, and be responsible for all Agritope Taxes assessed against it by any jurisdiction, including, without limitation, any liability imposed subsequently for Agritope Taxes for Pre-Closing Periods. Agritope will indemnify and hold harmless the Epitope Group against any such Taxes.

                  (c) No member of the Epitope Group will be obligated to indemnify or hold harmless any member of the Agritope Group for any decrease to any net operating loss carryovers or credit (or the carryovers of any other tax attributes) available to any member of the Agritope Group resulting from adjustments to any item of income, deduction, credit, or exclusion on Tax Returns for which Epitope is responsible (including the Epitope Consolidated Returns, as defined below).

                  (d) No member of the Agritope Group will be obligated to indemnify or hold harmless any member of the Epitope Group for any increase to any net operating loss carryovers or credit (or the carryovers of any other tax attributes) available to any member of the Agritope Group.

3.       REFUNDS

         3.1 EPITOPE REFUNDS. Agritope will promptly assign and remit (or cause to be promptly assigned and remitted) to Epitope an amount equal to any refunds of or credits against any Taxes received and realized by Agritope (including interest, if any) to the extent attributable to Epitope Taxes, other than a refund or credit (or the right to a refund or credit) that is reflected on the balance sheet of Agritope as of the Distribution Date (a "Balance Sheet Refund").

         3.2 AGRITOPE REFUNDS. Epitope will promptly assign and remit (or cause to be promptly assigned and remitted) to Agritope an amount equal to all Balance Sheet Refunds.

         3.3 CARRYBACK FROM AN AGRITOPE POST-CLOSING PERIOD RETURN TO ANY EPITOPE SEPARATE, CONSOLIDATED OR COMBINED FEDERAL OR STATE TAX RETURN. Unless:
(i) Epitope, in its sole and absolute discretion, consents to do so or (ii) such carryback is specifically required by law, Agritope will not carry back any losses or credits accruing after the Distribution Date in any Post-Closing Period to any Epitope separate,


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


consolidated, or combined federal or state Tax Return. Agritope will make any elections and take all such actions necessary to avoid and relinquish any such carryback pursuant to Code Section 172(b)(3) and, to the extent feasible, any similar provision of any state, local, or foreign law. Even if such carryback is required by law, the Epitope Group will make no payment to the Agritope Group, and the Agritope Group will be entitled to no refund to the extent that the use of such carryback prevents the Epitope Group or its affiliates from using a credit or loss that it would otherwise use in the year or years to which the Agritope credit or loss is carried back. To the extent that the Epitope Group's utilization of such loss or credit does not have such effect, however, the Epitope Group will pay to Agritope an amount equal to the reduction in its Tax liability for such year that is attributable to the utilization of such Agritope Group credit or loss.

4.       TAX RETURNS

         4.1 PREPARATION AND FILING.

                  (a) Epitope will file (upon execution of such Tax Return by an authorized officer of Agritope, which authorization will not be unreasonably withheld) all Agritope Group Tax Returns for Pre-Closing Periods ("Agritope Group Pre-Closing Returns"), including, without limitation, all Agritope Group Tax Returns that are (or are a part of) a consolidated or combined Tax Return that includes entities other than members of the Agritope Group, even if the Tax period with respect to such other entities ends after the Distribution Date ("Epitope Consolidated Returns").

                  (b) Epitope will prepare the Epitope Consolidated Returns (to the extent they relate to the Agritope Group or its assets or operations) and the Agritope Group Pre-Closing Returns in a manner that: (i) is consistent with prior practice (including without limitation as to Tax and accounting methods, conventions, and elections) and (ii) apportions items equitably from period to period consistent with Section 1.2. Epitope will cause the Epitope Consolidated Returns to include and reflect the activities, transactions, and operations of the Agritope Group for all Pre-Closing Periods.

                  (c) Agritope will file all Agritope Group Tax Returns required to be filed for all Post-Closing Periods other than Agritope Group Pre-Closing Returns and Epitope Consolidated Returns (the "Agritope Group Post-Closing Returns"). However, with respect to an Agritope Group Post-Closing Return that is for (i) Taxes of Agritope and (ii) a Tax year with respect to the Agritope Group that begins on or before the Distribution Date (an "Agritope Overlap Return"), Agritope will (a) have a national "Big 6" accounting firm prepare the Agritope Overlap Return consistent with prior practice, including, without limitation, as to Tax and accounting methods, conventions, and elections and (b) provide Epitope with an opportunity to review and comment on such Tax Return at least four weeks before its due date, including extensions. The parties will use all reasonable efforts to resolve any disagreements with respect to any such Tax Return as soon as possible. If they cannot resolve the matter before the due date for such Agritope Overlap Return, including extensions, Agritope may nevertheless file such Tax Return.




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

Subsequently, the parties will refer the matter to a mutually acceptable accounting firm (other than the firm that prepared the returns) of nationally recognized standing (an "Independent Firm") whose fees are to be borne by Agritope and Epitope equally. The Independent Firm will seek to resolve the matter as soon as practicable. Upon the Independent Firm's determination, an amended Agritope Overlap Return will be filed in accordance with such determination if it differs materially from the Tax Return filed originally.

                  (d) Agritope, upon its request, will be entitled to copies of Agritope Group Pre-Closing Returns and Epitope Consolidated Returns following the filing to the extent they relate to any member of the Agritope Group.

         4.2 TAX RETURN PAYMENTS. Amounts shown due on any Agritope Group Tax Returns will be timely paid by the party responsible for such Taxes as determined in accordance with Section 2 of this Agreement (the "Responsible Party") regardless of which party is obligated to prepare or file such Agritope Group Tax Return under this Section 4. The party obligated to file a particular Agritope Group Tax Return (the "Filing Party") has the right, but not the obligation unless it is the Responsible Party, to pay the Tax shown due, in which case the Responsible Party will immediately reimburse the Filing Party for the payment of such Tax.

5.       INFORMATION EXCHANGE AND CONFIDENTIALITY

         5.1 COOPERATION. Upon the reasonable request of any party to this Agreement, the other party will promptly provide the requesting party with such cooperation and assistance, documents, and other information as may reasonably be requested by such party in connection with: (i) the preparation and filing of any original or amended Tax Return; (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement; or (iii) the verification by a party of an amount payable to or receivable from another party under this Agreement (collectively, "Tax Data"). Such cooperation and assistance will include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation, or other information relating to any relevant Tax Return; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return or in connection with any audit, proceeding, suit, or action of the type generally referred to in the preceding sentence; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing (collectively, "Tax Documentation"). Each party will make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.




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

         5.2 RETENTION. The Tax Data and the Tax Documentation will be retained until the later of (i) 90 days after the expiration of the applicable statute of limitations (including any waivers or extensions for any Taxes or net operating loss carryovers available in any tax year); (ii) eight (8) years after the Distribution Date; and (iii) any retention period required by law or pursuant to any record retention agreement; provided, however, if an audit, examination, investigation, or other proceeding is instituted before the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), such Tax Data and Tax Documentation will be retained until there is a final determination and the time for any appeal has expired.

         5.3 EXPENSES. Subject only to the provisions of Section 6, each party will cooperate in the manner described in this Section 5 at its own expense.

         5.4 NOTIFICATION OF CARRYOVERS. Epitope will undertake reasonable efforts to notify Agritope of (i) any carryover of losses or credits that could be partially or totally attributed to and carried over by Agritope pursuant to Treasury Regulations Section 1.1502-79 or any similar law, rule or regulation and (ii) any subsequent adjustment that could affect any such item.

         5.5 NOTIFICATION TO SHAREHOLDERS. Epitope will undertake reasonable efforts to provide each Epitope shareholder who receives Agritope Common Stock pursuant to the Separation Agreement with the information necessary to permit such shareholder to properly report the receipt of shares of Agritope stock in the Distribution for federal income tax purposes.

         5.6 CONFIDENTIALITY. Except as required by law or with the prior written consent of the other party, all (i) Tax Returns, (ii) Tax Data, (iii) Tax Documentation, (iv) similar documents, schedules, work papers and items, and
(v) all information contained in such items which are within the scope of this Agreement will be kept confidential by the parties and their representatives, will not be disclosed to any other person or entity, and will be used only for the purposes provided in this Agreement.

6.       CONTESTS AND AUDITS

         6.1 NOTICE AND COOPERATION.

                  (a) If any claim, demand, assessment (including a notice of proposed assessment), or other assertion, whether oral or written, is made for Taxes ("Tax Claim") against a party entitled to indemnification with respect to such Taxes pursuant to this Agreement (an "Indemnitee"), or if the Indemnitee receives any notice, whether oral or written, from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding ("Proceeding"), the Indemnitee will promptly notify the party obligated to so indemnify the Indemnitee (the "Indemnitor") of such Tax Claim or




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

notice of a Proceeding. If an Indemnitor receives notice of a Tax Claim or notice of a Proceeding, whether oral or written, for which the Indemnitor is responsible under this Agreement, such Indemnitor will promptly notify the Indemnitee of such claim, demand, or assessment if such Tax Claim or Proceeding could directly or indirectly affect (adversely or otherwise) any Indemnitee, determined without regard to this Agreement.

                  (b) The party controlling the defense, settlement, or compromise of any Proceeding or any Tax Claim with respect to a Tax Return or any Tax (as determined pursuant to Section 6.2) will keep the other party duly informed of the progress of such Proceeding or Tax Claim to the extent such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) such other party, determined without regard to this Agreement.

                  (c) If the  Indemnitor  controls  the defense,  settlement  or compromise  of any  Proceeding  or Tax Claim for  which it is  responsible,  the
Indemnitee will nevertheless cooperate in such defense, settlement, or compromise as and to the extent reasonably requested by Indemnitor. Such cooperation will be at Indemnitor's expense (on a current basis), including all liabilities, costs, and expenses (including reasonable attorney fees and accounting fees but excluding in-house legal or tax assistance) incurred in connection with such cooperation and authorized by the Indemnitor.

                  (d) If the Indemnitor does not control the defense, settlement, or compromise of any Proceeding or Tax Claim for which it is responsible, it will nevertheless (i) cooperate at its own expense in such defense, settlement, or compromise to the extent reasonably requested by Indemnitee, and (ii) indemnify (on a current basis) the Indemnitee against any reasonable liabilities, costs, and expenses (including reasonable attorney and accounting fees but excluding in-house legal or tax assistance) arising out of or incident to the Proceeding or Tax Claim, including without limitation, those incurred in connection with the defense, settlement, or compromise of such Proceeding or Tax Claim.

         6.2 CONTROL.

                  (a) Except as otherwise provided in Section 6.2(b) or Section 6.3, the Indemnitor will have the right to control the defense, settlement, or compromise of any Proceeding or Tax Claim to the extent that it may be liable under Section 2 of this Agreement.

                  (b) Notwithstanding the provisions of Section 6.2(a) (and subject to the provisions of Section 6.3):

                           (1) an Indemnitee  (in lieu of the  Indemnitor)  will
have the right (but not the obligation) to control the defense, compromise, or settlement of any Proceeding or Tax Claim if the Indemnitor fails to do so or requests the Indemnitee to do so;


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

                           (2) an Indemnitee  (in lieu of the  Indemnitor)  will
have the right (but not the obligation) to control the defense, compromise, or settlement of any Proceeding or Tax Claim if the Indemnitor is (a) the subject of a voluntary bankruptcy, (b) an adjudicated bankrupt, or (c) the subject of an involuntary petition in bankruptcy that has been filed and which has not been discharged within 90 days;

                           (3) Epitope will control the defense,  settlement, or
compromise of any Proceeding or Tax Claim with respect to any Epitope Consolidated Return and any Agritope Group Pre-Closing Return; and

                           (4) Agritope will control the defense, settlement, or
compromise of any Proceeding or Tax Claim with respect to any Agritope Group Post-Closing Return, including any Agritope Overlap Return (but exclusive of any Agritope Group Pre-Closing Return). With respect to Agritope Overlap Returns, Epitope may, at its own expense, attend meetings or conferences with the Tax authorities and receive copies of all relevant correspondence.

         6.3 APPROVAL.

                  (a) The Indemnitee will not settle or compromise any Proceeding or Tax Claim without the prior consent of the Indemnitor (which consent will not be unreasonably withheld) if such settlement or compromise will result in an obligation of the Indemnitor pursuant to this Agreement.

                  (b) Agritope will not settle or compromise any Proceeding or Tax Claim with respect to an Agritope Group Post-Closing Return (including an Agritope Overlap Return) involving a Tax period beginning before the Distribution Date without the prior consent of Epitope, which consent will not be unreasonably withheld.

                  (c) A party  receiving a request for consent  pursuant to this
Section 6.3 will respond as soon as practicable and in no event after the tenth day preceding the expiration of the period for appealing the assessment or claim. The parties will seek to resolve any dispute with respect to such matter as quickly as possible. However, if the parties are unable to resolve such dispute promptly, the matter will be referred to an Independent Firm for resolution.

7.       MISCELLANEOUS

         7.1 EFFECTIVENESS AND TERM. This Agreement will be effective from and after the Distribution Date and will survive until the later of (i) 90 days after the expiration of any applicable statute of limitations (including any waivers or extensions) related to any Taxes or carryovers of net operating losses or credits to any taxable year or (ii) the final conclusion of any Proceeding, including any applicable litigation and appeals of any liability for Taxes; provided, however, that this Agreement will terminate immediately upon a termination of the Separation Agreement.


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

         7.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter. This Agreement terminates and supersedes, on a prospective basis only, all Tax agreements (other than this Agreement) between the Epitope Group and the Agritope Group (or any other predecessor). However, nothing in the preceding sentence will limit or reduce
(i) the obligation of Agritope for Reserved Taxes as separately accrued on the balance sheet of the Agritope Group as of the Distribution Date or (ii) the right of the Agritope Group to any Balance Sheet Refund.

         7.3 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Oregon (regardless of the laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including, without limitation, matters of validity, construction, effect, performance, and remedies.

         7.4 JURISDICTION AND VENUE. Subject to the arbitration provisions of the Separation Agreement, each party consents to the personal jurisdiction of the state and federal courts located in the State of Oregon and waives any argument that venue in any such forum is not convenient or proper.

         7.5 NOTICES. Notices under this Agreement will be in writing, will refer specifically to this Agreement, and will be personally delivered, sent by electronic facsimile transmission promptly confirmed by mail, or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address or facsimile number specified below (or such other address or number as may be specified by notice to the other party):

                  If to Epitope:

                  Epitope, Inc.
                  8505 SW Creekside Place
                  Beaverton, Oregon 97008
                  Attention:  President
                  Fax:  (503) 641-8665

                  If to Agritope:

                  Agritope, Inc.
                  8505 SW Creekside Place
                  Beaverton, Oregon  97008
                  Attention:  President
                  Fax:  (503) 520-6196

                  Any  notice or  communication  given in  conformity  with this
Section 7.5 will be deemed to be effective when received by the addressee if delivered by hand or electronic facsimile transmission, or three days after mailing if mailed.


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         7.6 MODIFICATION OF AGREEMENT. No modification, amendment, or waiver of any provision of this Agreement will be effective unless in writing and signed by each of the parties and then such modification, amendment, or waiver will be effective only in the specific instance and for the purpose for which given.

         7.7 SUCCESSORS AND ASSIGNS. A party's rights and obligations under this Agreement may not be assigned or transferred without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties, the Epitope Group, the Agritope Group, and their respective successors and permitted assigns and will survive any acquisition, disposition, or other corporate restructuring or transaction involving either party.

         7.8 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without this Agreement.

         7.9 TITLES AND HEADINGS. The titles and headings to Sections are inserted for convenience of reference only and are not intended to constitute a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, Section references are to the relevant Sections in this Agreement.

         7.10 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable, the enforceability of the remaining provisions will in no way be affected or impaired. If any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties will use their best efforts to find and employ another means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

         7.11 NO WAIVER. Neither the failure nor any delay on the part of any party to exercise any right under this Agreement will operate as a waiver, nor will any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor will any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

         7.12 SURVIVAL OF OBLIGATIONS. Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, this Agreement will survive the consummation of the transactions contemplated by the Separation Agreement and will continue throughout the period ending on the later of (i) 90 days after the expiration of all applicable statutes of limitation (including extensions) or (ii) the final determination of (and the expiration of the time to appeal) any Proceeding relating to Taxes or Tax matters covered by (or any claim under) this Agreement and the payment of any corresponding obligation.


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         7.13  COUNTERPARTS.  This  Agreement  may be  executed  in one or  more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

         As evidence of their agreement, the parties have caused this Agreement to be executed and delivered as of the date first written above.



EPITOPE, INC.                               AGRITOPE, INC.

By: -----------------------                 By: -----------------------

Its: ----------------------                 Its: ----------------------


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